Exhibit 10.1

SUNESIS PHARMACEUTICALS, INC.

2017 BONUS PROGRAM

Overview

The 2017 Bonus Program (the “Program”) of Sunesis Pharmaceuticals, Inc. (the “Company”) is effective as of January 1, 2017 (the “Effective Date”). The Program is designed to motivate, retain and reward Company employees through a combination of corporate and individual performance-based incentive compensation objectives from the Effective Date through December 31, 2017 (the “Performance Period”). Individuals employed by the Company during the Performance Period who are designated for participation by the Compensation Committee of the Company’s Board of Directors (the “Committee”) and who are employed by the Company on the Payment Date (as defined below) (each a “Participant”) shall be eligible to earn and receive a bonus under the Program. The Program is administered by the Committee, and any decisions made in good faith by the Committee shall be final and binding on all Participants.

The Program is designed to award a bonus payment (each a “Bonus”) for performance during the Performance Period to Participants based in part on the level of achievement (1) by the Company of certain Company-wide objectives (the “Corporate Objectives”) and (2) by the Participant of certain individual performance objectives, which may include certain department, group and/or team objectives applicable to such Participant (the “Individual Objectives”).

Program Objectives

The Program is intended to encourage and reward the following:

•	the achievement of Corporate Objectives;

•	the achievement of Individual Objectives; and

•	the recognition of individual contributions and efforts.

Determination of Program Objectives

The Corporate Objectives shall be approved by the Board of Directors. Each Corporate Objective category shall be assigned a relative weighting by the Board of Directors, reflecting its importance to the achievement of the Company’s key results during the Performance Period; provided, however, that the Board of Directors or the Committee may adjust the weighting of the Corporate Objectives in its sole discretion at any time.

The Individual Objectives shall be set as follows:

•	For the Chief Executive Officer, the Individual Objectives shall be set by the Committee;

•	For Participants who are executive officers (as that term is defined under Section 16 of the Securities Exchange Act of 1934, as amended, and Rule 16a-1 thereunder), other than the Chief Executive Officer (collectively, the “ Executive Participants” ), the Individual Objectives shall be set by the Committee based upon recommendations made by the Chief Executive Officer; and

•	For non-Executive Participants (collectively, the “Non-Executive Participants”), the Individual Objectives shall be set by each Non-Executive Participant’s immediate supervisor, with input from team leaders, group and department heads and others, as appropriate.

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Program Bonus Targets

Under the Program, each Participant is eligible to earn a Bonus in an amount up to a specified percentage of his or her annual base salary that is earned in 2016, with such percentage based in part upon the position such Participant holds with the Company (the “Bonus Target”). Under the Program, the Bonus Targets range from 30% to 55% of a Participant’s 2017 base salary for Vice President level employees and above and from 6% to 25% of a Participant’s 2017 base salary for other Participants.

Determination of Bonus Payments

The Company will determine the level of achievement of Corporate Objectives and Individual Objectives shortly after the end of the Performance Period, as follows:

Determination of Level of Achievement of Corporate Objectives

The Committee shall determine, after receiving and considering any analyses and recommendations from management, the degree to which the Corporate Objectives have been met, expressed as a percentage of the Corporate Objectives achieved, taking into consideration the weighting assigned to each Corporate Objective. Based on the percentage of Corporate Objectives achieved, the Committee will then determine the final aggregate bonus pool under the Program for all Participants (the “Bonus Pool”).

Adjustment of Bonus Targets based on Level of Achievement of Corporate Objectives

Bonus Target levels for Participants will be adjusted based on the level of achievement of Corporate Objectives as determined by the Committee. For example, if the Committee determines that only 80% of the Program’s Corporate Objectives are achieved, each Participant’s Bonus Target will be decreased by 20% (in other words, a Participant with a 10% Bonus Target will have that Bonus Target reduced to 8%, or 80% of 10%). The Committee also has the right, in its sole discretion, to adjust the Bonus Target level for any Participant upward in the event of over-achievement of the Corporate Objectives as determined by the Committee. Such adjusted Bonus Targets are referred to as the “Adjusted Bonus Targets.”

Determination of Bonus Payments for Individual Participants

The actual Bonus earned by a Participant is based on the Participant’s (i) level of contribution to the achievement of the Corporate Objectives; (ii) level of achievement by the Participant against his or her Individual Objectives and (iii) Adjusted Bonus Target (or, if the Bonus Target was not adjusted, the original Bonus Target). There is no set formula for determining the amount of the Bonus earned based on the achievement of Individual Objectives or Corporate Objectives. Rather, the Committee shall exercise its discretion in determining the amount of the Bonus actually earned, which determination will be final and binding. In making its determination, the Committee shall consider the following:

•	For the Chief Executive Officer, the Committee’s own evaluation of his achievements;

•	For Executive Participants, the recommendations made by the Chief Executive Officer; and

•	For Non-Executive Participants, the recommendations made by members of an executive committee designated by the Committee with input from team leaders, group and department heads and supervisors, as appropriate.

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In determining the actual Bonus earned, the Committee may also take into account the achievement of publicly announced targets, clinical milestones, strategic goals, cross-functional teamwork and collaboration, and unforeseen changes in the economy and/or geopolitical climate.

Timing of Bonus Payments Under the Program

Payment of Bonuses earned under the Program is expected to occur in the first quarter of 2018 following the conclusion of the Performance Period on such date as determined by the Committee in its sole discretion (the “Payment Date”). Any Bonuses earned by Participants will be paid in cash; provided, that the Committee may, in its sole discretion, pay all or any portion of a Bonus earned by Participants in shares of Company common stock granted under the Company’s 2011 Equity Incentive Plan. A Participant must be employed by the Company on the Payment Date in order to earn any Bonus. In the event that a Participant terminates employment or service with the Company for any reason prior to the Payment Date, the Participant will forfeit his or her right to payment of any Bonus.

Miscellaneous Provisions

Participation in the Program shall not alter in any way the at-will nature of the Company’s employment of a Participant, and such employment may be terminated at any time for any reason, with or without cause and with or without prior notice. Nothing in this Program shall be construed to be a guarantee that any Participant will receive all or part of a Bonus or to imply a contract between the Company and any Participant.

This Program supersedes and replaces all prior incentive and bonus plans of the Company, other than any change of control plans, severance plans, special bonus and retention plans as may be in effect from time to time (for both Executive Participants and Non-Executive Participants). The Committee may amend or terminate this Program at any time, with or without notice. The Committee may likewise terminate an individual’s participation in the Program at any time, with or without notice. Further, the Board of Directors or the Committee may modify the Corporate Objectives, the Individual Objectives, the Bonus Targets and/or the weighting of the Corporate Objectives at any time.

Any Bonuses paid hereunder shall be subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company or as is otherwise required by applicable law.

It is intended that the Program and any Bonuses granted and paid under the Program be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Committee shall interpret and administer the Program accordingly.

The Program shall be interpreted in accordance with California law without reference to conflicts of law principles.

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